As filed with the Securities and Exchange Commission on June 30, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 __________________
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 __________________
Townsquare Media, Inc. (Exact name of registrant as specified in its charter) __________________
Delaware (State or other jurisdiction of incorporation or organization)	27-1996555 (I.R.S. Employer Identification No.)
Townsquare Media 2014 Omnibus Incentive Plan (Full title of the plans)
Stuart Rosenstein
Executive Vice President and Chief Financial Officer
240 Greenwich Avenue
Greenwich, Connecticut 06830
(203) 861-0900
(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:
Joshua N. Korff
Christopher Kitchen
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800
__________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock and Class B common stock, par value $0.01 per share	4,827,194 (2)	$13.52 (3)	$65,263,663	$7,584
Class A common stock, par value $0.01 per share	8,703,234 (4)	(5)	—	—
Class A common stock, par value $0.01 per share	3,296,766 (6)	$11.20 (7)	$36,923,779	$4,291
Class B common stock, par value $0.01 per share	3,876,040 (8)	$11.00 (7)	$42,636,440	$4,954
Total	20,703,234		$144,823,882	$16,829

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Class B common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock or Class B common stock, as applicable.

(2)
Represents shares of Class A common stock and Class B common stock that are currently authorized for issuance upon the exercise of awards that have not yet been granted pursuant to the Townsquare Media 2014 Omnibus Incentive Plan (the “Plan”). The Plan provides for the issuance of Class A common stock or Class B common stock, or a combination of those classes of common stock. Represents the aggregate amount of such shares reserved for issuance under the Plan.

(3)
Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low sale prices of the registrant’s Class A common stock as reported on the New York Stock Exchange on June 25, 2015.

(4)
Represents Class A common stock issuable upon conversion of Class B common stock underlying outstanding stock options issued pursuant to the Plan and awards that are authorized but not yet issued under the Plan.

(5)
Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.

(6)
Represents shares of Class A common stock issuable upon the exercise of stock options currently outstanding under the Plan. To the extent that any such awards expire, are forfeited or are otherwise repurchased by the Company subsequent to the date of this Registration Statement, the shares of Class A common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock or Class B common stock under the Plan. See footnote 2 above.

(7)	Represents the weighted average exercise price of outstanding stock options granted under the Plan.

(8)
Represents shares of Class B common stock issuable upon the exercise of stock options currently outstanding under the Plan. To the extent that any such awards expire, are forfeited or are otherwise repurchased by the Company subsequent to the date of this Registration Statement, the shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock or Class B common stock under the Plan. See footnote 2 above.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Townsquare Media, Inc. (the “Company”) with the Commission, are hereby incorporated by reference into this Registration Statement:
(a)the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with Commission on March 16, 2015 (the “2014 Form 10-K”);

(b)the information specifically incorporated by reference into the 2014 Form 10-K from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 14, 2015;

(c)the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on May 7, 2015;

(d)The Company’s current reports on Form 8-K filed with the Commission on January 20, 2015, March 2, 2015, March 26, 2015, April 1, 2015 and June 2, 2015; and

(e)The description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36558) filed with the Commission on July 22, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports (or portions thereof) on Form 8-K “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.
Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.
Our bylaws provide for indemnification of the officers and directors to the full extent permitted by applicable law. The Underwriting Agreement executed in connection with the IPO provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise. The Indemnification Agreements between the Company and certain of its officers and directors provides for indemnification of such persons for certain liabilities arising out of their role as an officer or director.
Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on June 30, 2015.

TOWNSQUARE MEDIA, INC.

By:	/s/ Stuart Rosenstein
Name: Stuart Rosenstein
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Steven Price, Stuart Rosenstein and Alex Berkett, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This Power of Attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and indicated on the dates indicated.

Signature	Title

/s/ Steven Price	Chairman and Chief Executive Officer	June 30, 2015
Steven Price	(Principal Executive Officer)

/s/ Stuart Rosenstein	Executive Vice President and Chief Financial Officer	June 30, 2015
Stuart Rosenstein	(Principal Financial Officer)

/s/ Linda Lie	Vice President and Chief Accounting Officer	June 30, 2015
Linda Lie	(Principal Accounting Officer)

/s/ B. James Ford	Director	June 30, 2015
B. James Ford

/s/ Gary Ginsberg	Director	June 30, 2015
Gary Ginsberg

/s/ Stephen Kaplan	Director	June 30, 2015
Stephen Kaplan

/s/ David Lebow	Director	June 30, 2015
David Lebow

/s/ David Quick	Director	June 30, 2015
David Quick

/s/ Amy Miles	Director	June 30, 2015
Amy Miles

EXHIBIT INDEX

Exhibit Number	Description
4.1
Bylaws of Townsquare Media, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-197002) filed with the Securities and Exchange Commission on July 14, 2014).

4.2
Certificate of Incorporation of Townsquare Media, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-197002) filed with the Securities and Exchange Commission on July 14, 2014).

4.3
Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-197002) filed with the Securities and Exchange Commission on July 14, 2014).

4.4*	Form of Class B Common Stock Certificate.

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of McGladrey LLP, independent registered public accounting firm.

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement and incorporated herein by reference).

99.1
Townsquare Media 2014 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-197002) filed with the Securities and Exchange Commission on July 14, 2014).

* Filed herewith